Exhibit 99.1

NEWS RELEASE

November 29, 2016

AVANGRID Subsidiary Closes Offering of $500 Million of 3.25% Notes Due 2026

(New Haven, CT – November 29, 2016) Avangrid, Inc. (NYSE:AGR) announced today that its indirect wholly-owned subsidiary, New York State Electric & Gas Corporation (“NYSEG”), closed a private offering of $500 million in aggregate principal amount of 3.25% Notes due 2026 (the “Notes”). The Notes will mature on December 1, 2026 unless redeemed in accordance with their terms prior to such date.

NYSEG intends to use the net proceeds from the offering to refinance $100 million in aggregate principal amount of NYSEG’s 5.650% Notes due December 15, 2016, to redeem $96,850,000 in aggregate principal amount NYSEG’s auction rate pollution control obligations on December 19, 2016, to pay down notes payable to affiliates and for general corporate purposes.

The Notes were issued and sold only to qualified institutional buyers in the United States, pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non- “U.S. persons” outside the United States in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any offer, solicitation or sale of the Notes or any other securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Avangrid, Inc.

Avangrid, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $30 billion in assets and operations in 25 states. The company operates regulated utilities and electricity generation through two primary lines of business. Avangrid Networks includes eight electric and natural gas utilities, serving more than 3.0 million customers in New York and New England. Avangrid Renewables operates 6.3 gigawatts of electricity capacity, primarily through wind power, in states across the United States. AVANGRID employs approximately 7,000 people. The company was formed through a merger between Iberdrola USA, Inc. and UIL Holdings Corporation in 2015. Iberdrola S.A. (Madrid: IBE), a worldwide leader in the energy industry, owns 81.5% of AVANGRID. For more information, visit www.avangrid.com.

Forward Looking Statement

Certain statements included or incorporated by reference in this press release constitute “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Whenever used in this press release, the words “may,” “will,” “can,” “plan,” “intend,” “estimate,” “expect,” “believe,” “anticipate,” or similar expressions are intended to identify such forward looking statements. In the past actual results have varied materially and unpredictably from expectations. The Company cautions readers not to place undue reliance on these forward looking statements, which speak only as to the date of this press release. The Company undertakes no obligation to republish revised forward looking statements to reflect new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward looking statement.

Contacts:

Analysts: Patricia Cosgel 203-499-2624

Media: Michael West Jr. 203-499-3858

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